                                                                      EXHIBIT 21

                           SUBSIDIARIES OF NEW VALLEY

     The following is a list of the active subsidiaries of New Valley as of December 31, 2004, indicating the jurisdiction of incorporation and the name under which such subsidiary conducts business.

           NAME OF BUSINESS (% OWNERSHIP)                  JURISDICTION OF INCORPORATION
           ------------------------------                  -----------------------------
ALKI Corp. (100%)                                                    Delaware
New Valley Real Estate Corporation (100%)                            Delaware

     Not included above are other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.